CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Vanguard Charlotte Funds of our reports dated December 17, 2021, relating to the financial statements and financial highlights, which appear in Vanguard Total International Bond II Index Fund, Vanguard Total International Bond Index Fund and Vanguard Global Credit Bond Fund's Annual Reports on Form N-CSR for the year ended October 31, 2021. We also consent to the references to us under the headings "Financial Statements", "Service Providers—Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
February 23, 2022